Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES THIRD QUARTER 2015 RESULTS

HOUSTON, November 11, 2015 - Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the third quarter ended September 30, 2015.

Third Quarter Highlights -

•	Total revenue totaled $31.2 million compared to $41.3 million in Q3 2014.

•	Cash resales totaled $4.0 million compared to $29.4 million in Q3 2014.

•	Cash EBITDA was ($0.6) million compared to $23.3 million in Q3 2014.

•	Net loss was $4.1 million compared to net income of $4.5 million in Q3 2014.

First Nine Months Highlights -

•	Total revenue totaled $86.3 million compared to $145.7 million in 2014.

•	Cash resales totaled $31.4 million compared to $87.8 million in 2014.

•	Cash EBITDA was $16.1 million compared to $69.6 million in 2014.

•	Net loss was $14.0 million compared to net income of $9.0 million in 2014.

Total revenue for the third quarter of 2015 was $31.2 million compared to $41.3 million in the third quarter of 2014. Total revenue is primarily comprised of underwriting revenue related to new data acquisition and resale licensing revenue. Acquisition underwriting revenue totaled $16.5 million in the third quarter of 2015 compared to $11.2 million in the third quarter of 2014, and resale licensing revenue totaled $14.2 million in the third quarter of 2015 compared to $29.2 million in the third quarter of last year. The majority of our new data acquisition activity in the third quarter of 2015 occurred in the U.S. with a focus in the Eagle Ford/Woodbine and Permian areas. Increased acquisition underwriting revenue during the third quarter of 2015 was primarily due to the progress and timing of phases of work performed on ongoing surveys, including improved progress on certain of our new data acquisition projects located in the Eagle Ford/Woodbine area that experienced weather delays earlier in the year. Cash resales, a component of resale licensing revenue, were $4.0 million in the third quarter of 2015 compared to cash resales of $29.4 million in the third quarter of 2014. Cash resales in the third quarter of 2015 were significantly impacted by the reductions in customer spending resulting from the ongoing low crude oil price environment. Solutions and other revenue was $0.6 million in the third quarter of 2015 compared to $1.0 million in the third quarter of 2014.

Total revenue for the nine months ended September 30, 2015 was $86.3 million compared to $145.7 million for the same period last year. Acquisition underwriting revenue was $38.7 million for the first nine months of 2015 compared to $42.5 million in the first nine months of 2014. This decrease was primarily attributable to weather delays on certain of our U.S. surveys caused by heavy rainfall in the first half of 2015. Weather conditions improved in the third quarter of 2015, which allowed significant progress on the affected surveys. Total resale licensing revenue was $45.9 million in the first nine months of 2015 compared to $100.0 million in the first nine months of 2014. For the first nine months of 2015, cash resales were $31.4 million compared to $87.8 million in the first nine months of 2014 reflecting lower activity levels by our clients as a result of less drilling and reduced capital expenditures stemming from the drop in crude oil prices beginning in late 2014 and continuing throughout 2015. Solutions and other revenue was $1.7 million in the first nine months of 2015 compared to $3.1 million in the first nine months of 2014.

“The third quarter was exceptionally challenging for both Seitel and the broader oil services industry. The reduction in capital spending by our clients led to a sharp decline in our cash resales for the quarter,” commented Rob Monson, chief executive officer and president. “Even though we are seeing U.S. crude oil production levels begin to decline, volatility in crude oil prices is expected to continue as uncertainty remains on both the supply and demand sides of the market. As a result, we expect the level of our cash resales will continue to be impacted in the coming quarters.

(more)

“As a result of our reduced activity levels, we reduced our headcount in October. This reduction, in addition to attrition during the year, has resulted in a 20% reduction in our workforce this year. We have reduced overhead expenses in other areas as well,” stated Monson. “On the capex side, our 2015 net cash capital expenditures are expected to be about $30 million, the majority of which relates to projects committed to prior to 2015. We expect 2016 net cash capital expenditures to be significantly lower than our levels this year. We remain confident that we will weather this cycle as we will continue to tightly control our operating costs and capital expenditures for the remainder of 2015 and well into 2016,” continued Monson.
For the third quarter of 2015, our net loss was $4.1 million compared to net income of $4.5 million for the third quarter of 2014. The decrease between quarters was primarily due to a reduction in revenues and an increase in amortization expense associated with our data library, partially offset by a decrease in selling, general and administrative (“SG&A”) expenses and lower income tax expense. For the first nine months of 2015, our net loss was $14.0 million compared to net income of $9.0 million in the first nine months of 2014. The decrease between the nine month periods was primarily due to a reduction in revenues partially offset by lower amortization of seismic data, a decrease in SG&A expenses and lower income tax expense.

Cash EBITDA, generally defined as cash resales and solutions revenue less cash operating expenses (excluding various non-routine items), was ($0.6) million in the third quarter of 2015 compared to $23.3 million in the same period last year. Cash EBITDA was $16.1 million in the first nine months of 2015 compared to $69.6 million in the first nine months of last year. The decrease from 2014 to 2015 in both periods was primarily due to the reduced level of cash resales.

SG&A expenses were $5.3 million in the third quarter of 2015 compared to $7.2 million in the third quarter of last year. SG&A expenses were $17.2 million in the first nine months of 2015 compared to $21.5 million in the same period last year. The decreases between periods were mainly due to a reduction in variable expenses, consisting of commissions and annual incentive compensation, resulting from the decrease in revenue and Cash EBITDA. In addition, non-variable expenses were lower due to a targeted reduction in overall expenses in response to our lower level of revenue in 2015.

In the first nine months of 2015, our net cash capital expenditures totaled $23.3 million. Gross capital expenditures were $69.7 million, of which $58.0 million related to new data acquisition. Estimated net cash capital expenditures for the remainder of 2015 is $6.2 million, bringing our total estimated net cash capital expenditures for the year to $29.5 million. Our current backlog of net cash capital expenditures related to acquisition programs is $6.5 million, of which we expect approximately $5.5 million to be incurred in the fourth quarter.

CONFERENCE CALL
Seitel will hold its quarterly conference call to discuss third quarter results for 2015 on Thursday, November 12, 2015 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 800-374-2540, Conference ID 52191994. A replay of the call will be available until November 19, 2015 by dialing 800-585-8367, Conference ID 52191994 and will be available following the conference call at the Investor Relations section of the company's website at http://www.seitel.com.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel's data products and services are critical in the exploration for and development of oil and gas reserves by exploration and production companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of exploration and production companies. Seitel believes that its library of 3D onshore seismic data is the largest available for licensing in North America and includes leading positions in oil, liquids-rich and natural gas unconventional plays. Seitel has ownership in over 42,500 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Statements contained in this press release about our future outlook, prospects, strategies and plans, and about industry conditions, demand for seismic services and the future economic life of our seismic data are forward-looking, among others. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward-looking. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “target,” “foresee,” “should,” “intend,” “may,” “will,” “would,” “could,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements represent our present belief and are based on our current expectations and assumptions with respect to future events and their potential effect on us. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or

(more)

outcome to differ materially from the expected results or outcome reflected in our forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur. Such risks and uncertainties include, without limitation, actual customer demand for our seismic data and related services, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids, conditions in the capital markets during the periods covered by the forward-looking statements, the effect of economic conditions, our ability to obtain financing on satisfactory terms if internally generated cash flows and available borrowings under our revolving credit facility are insufficient to fund our capital needs, the impact on our financial condition as a result of our debt and our debt service, our ability to obtain and maintain normal terms with our vendors and service providers, our ability to maintain contracts that are critical to our operations, changes in the oil and gas industry or the economy generally and changes in the capital expenditure budgets of our customers. For additional information regarding known material factors that could cause our actual results to differ, please see our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The forward-looking statements contained in this press release speak only as of the date hereof and readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Seitel, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and future reports filed with the SEC.

This press release also includes certain non-GAAP financial measures as defined under SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue; cash EBITDA, for which the most comparable GAAP measure is net income (loss); and net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures. Reconciliations of each non-GAAP financial measure to its most comparable GAAP measure are included at the end of this press release.

(Tables to follow)

SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited)
	September 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$63,974	$59,175
Receivables, net	20,959	56,091
Net seismic data library	163,161	165,079
Net property and equipment	2,948	3,857
Prepaid expenses, deferred charges and other	7,925	10,075
Intangible assets, net	6,598	10,013
Goodwill	182,196	193,722
Deferred income taxes	86,607	81,744
TOTAL ASSETS	$534,368	$579,756

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$35,897	$34,400
Income taxes payable	125	197
Senior Notes	250,000	250,000
Obligations under capital leases	1,765	2,219
Deferred revenue	21,250	34,517
Deferred income taxes	3,672	5,334
TOTAL LIABILITIES	312,709	326,667

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
Common stock, par value $.001 per share; 100 shares authorized,
issued and outstanding	—	—
Additional paid-in capital	400,441	400,177
Retained deficit	(162,753)	(148,776)
Accumulated other comprehensive income (loss)	(16,029)	1,688
TOTAL STOCKHOLDER'S EQUITY	221,659	253,089
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$534,368	$579,756

(more)

SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

REVENUE	$31,242	$41,299	$86,290	$145,686

EXPENSES:
Depreciation and amortization	24,627	18,309	68,114	85,938
Cost of sales	37	29	164	282
Selling, general and administrative	5,293	7,181	17,150	21,499
	29,957	25,519	85,428	107,719

INCOME FROM OPERATIONS	1,285	15,780	862	37,967

Interest expense, net	(6,381)	(6,306)	(19,020)	(18,724)
Foreign currency exchange losses	(138)	(901)	(1,559)	(1,344)
Other income	—	5	5	64

Income (loss) before income taxes	(5,234)	8,578	(19,712)	17,963
Provision (benefit) for income taxes	(1,179)	4,092	(5,735)	9,010

NET INCOME (LOSS)	$(4,055)	$4,486	$(13,977)	$8,953

(more)

Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe this measure is important in assessing overall industry and client activity. Cash resales are likely to fluctuate quarter to quarter as they do not require the longer planning and lead times necessary for new data creation. The following table summarizes the components of Seitel's revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue, the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Total acquisition underwriting revenue	$16,498	$11,175	$38,683	$42,512

Resale licensing revenue:
Cash resales	4,045	29,405	31,352	87,771
Non-monetary exchanges	24	—	7,948	177
Revenue recognition adjustments	10,096	(248)	6,613	12,086
Total resale licensing revenue	14,165	29,157	45,913	100,034

Total seismic revenue	30,663	40,332	84,596	142,546

Solutions and other	579	967	1,694	3,140
Total revenue	$31,242	$41,299	$86,290	$145,686

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding non-routine and other corporate expenses). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, net income (loss) (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Cash EBITDA	$(602)	$23,279	$16,120	$69,597
Add (subtract) other revenue components not included in cash EBITDA:
Acquisition underwriting revenue	16,498	11,175	38,683	42,512
Non-monetary exchanges	24	—	7,948	177
Revenue recognition adjustments	10,096	(248)	6,613	12,086
Solutions non-cash revenue	13	—	13	—
Add (subtract) other items included in net income (loss):
Depreciation and amortization	(24,627)	(18,309)	(68,114)	(85,938)
Non-cash operating expenses	(67)	(113)	(264)	(417)
Non-routine and other corporate expenses	(50)	(4)	(137)	(50)
Interest expense, net	(6,381)	(6,306)	(19,020)	(18,724)
Foreign currency losses	(138)	(901)	(1,559)	(1,344)
Other income	—	5	5	64
Benefit (provision) for income taxes	1,179	(4,092)	5,735	(9,010)
Net income (loss)	$(4,055)	$4,486	$(13,977)	$8,953

(more)

Net cash capital expenditures represent total capital expenditures less cash underwriting revenue from our clients and non-cash additions to the seismic data library. We believe this measure is important as it reflects the amount of capital expenditures funded from our operating cash flow. The following table summarizes our actual capital expenditures for the nine months ended September 30, 2015 and our estimate for the year ending December 31, 2015 and shows how net cash capital expenditures (a non-GAAP financial measure) are derived from total capital expenditures, the most directly comparable GAAP financial measure (in thousands):

	Nine Months Ended September 30, 2015	Estimate for Remainder of 2015	Total Estimate for 2015
New data acquisition	$58,038	$13,700	$71,738
Cash purchases and data processing	3,323	500	3,823
Non-monetary exchanges	7,959	1,500	9,459
Property and equipment and other	406	100	506
Total capital expenditures	69,726	15,800	85,526
Less:
Non-monetary exchanges	(7,959)	(1,500)	(9,459)
Cash underwriting	(38,517)	(8,100)	(46,617)
Net cash capital expenditures	$23,250	$6,200	$29,450

# # #